Exhibit 10.12

MERIX Bioscience, Inc.
4233 Technology Drive
Durham, NC 27704-2173

VIA HAND DELIVERY	phone: 919-287-6300 fax: 919-287-6301

August 19, 2002

Mr. Jeff Abbey

Dear Jeff:

I am pleased to extend this offer of employment with MERIX Bioscience, Inc. (“MERIX” or the “Company”). We at MERIX are excited about the challenges and opportunities that lie ahead for us collectively and are enthusiastic about the prospect of your joining the MERIX team. We look forward to your favorable response to this offer.

This offer includes a 90 day probationary period and is contingent upon the following: satisfactory completion of the MERIX employment application, your ability to begin work on the date indicated below, proof of your authorization to work in the United States (I-9 Employment Eligibility Verification), satisfactory reference checks, and execution of a Confidentiality and Inventions Agreement.

The details of this offer are as follows:

Title:	Director, Strategic Development

Reporting To:	Steve Elliston Vice President, Business Development

Start Date:	As mutually agreed but no later than 9/1/02

Compensation:	A base salary of $6250.00 per pay period, which equates to $150,000 annually, and is payable semi-monthly. Your performance and salary will be reviewed after six months.

Stock Options:	In accordance with the applicable stock option plan and a written stock option agreement, and subject to the approval of the Board of Directors, you will be granted incentive stock options to purchase 60,000 shares of MERIX common stock at fair market value at the date of grant. The options will vest over four years in accordance with the applicable plan.

Benefits:	MERIX is in the process of establishing its benefit program for regular, full-time employees, which is expected to include the following elements:

•	Company-paid individual medical and dental, life and long- term disability insurance. Company pays 50% of the cost of dependent medical and dental insurance. Details of standard coverage will follow.

•	Ten paid holidays per year

•	401(k) Savings and Investment Plan

•	Vacation eligibility based on service with the Company and initially prorated at 10 hours per month (equivalent to 3 weeks per year of service)

MERIX will regularly review all its benefit plans and reserves the right to change or terminate such plans at any time.

This offer letter is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. In accordance with the laws of the State of North Carolina, your employment with the Company is considered “at will” . This means that, just as you may resign your employment at any time, MERIX may, in its sole discretion, with or without cause, terminate your employment for any reason.

Like most companies, MERIX requires all employees to protect confidential information and to assign to the Company intellectual property developed while working with us at MERIX. A copy of an agreement detailing your obligations is attached. Upon acceptance of the terms and conditions of this offer, please sign, date and return to us the duplicate of this letter and the Confidentiality and Inventions Agreement.

The Immigration Reform and Control Act of 1986 makes it unlawful for any employer to hire an illegal alien. The Act requires MERIX to verify the identity and eligibility of each new employee to work in the United States. U.S. Government Form I-9 will be provided on your first day of employment. You will be asked to provide acceptable proof of eligibility to work in the United States. New employees may not be permitted to begin employment at MERIX until such verification is complete.

This letter agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all oral and written agreements, if any, between the parties with respect to the subject matter of this letter agreement.

On behalf of all the members of the MERIX team, I wish to reaffirm our excitement about the future potential of this Company and our enthusiasm about the prospect of your joining MERIX. Please let me know if you have any questions or need additional assistance. I can be reached at 919-287-6347.

If our employment offer is satisfactory, please sign the duplicate of this letter and the Confidentiality and Inventions Agreement enclosed and return it to me by August 20, 2002. We are looking forward to working with you in contributing to the growth of MERIX.

Sincerely,

Stephen Elliston
Vice President, Business Development

I accept the position of Director, Strategic Development

Signed:

Date:	Aug 19, 2002

Start Date:	September 1, 2002

Employee Action Form

Employee’s Name Jeffrey Abbey	Current Date 2/19/04	Status Change
Hire Date 9/01/02	Effective Date 2/18/04	Present	Proposed
Reason for Action Requested (Check one or more)		Title (Job Code: 8084) Director Business Development	Title (Job Code: 0810) V. P. Business Development
☐ New Hire ☐ Payroll Deduction ☐ Transfer (permanent) ☐ Transfer (temporary) ☐ Bonus ☐ Change of Address	☐ Leave of Absence ☐ Performance Increase ✓ Promotion ☐ Documentation ☐ Quit ☐ Termination ☐ Other (Explain)	Dept. Business Development	Dept. Business Development
		Rate $159,000/yr	Rate $180,000/yr
Complete for New Hires

✓ Exempt ☐ Non- Exempt
Phone
Social Security #
Supervisor’s Comments/General Explanation (Explain in Detail)

In addition to an increase in salary, this promotion includes:

1)      an increase in stock option grants from 60,000 to 400,000

2)      a severance package as follows:

In the event you are terminated without cause (as determined by MERIX’ Board of Directors or Compensation Committee in its sole discretion), upon execution of MERIX’ release form, the Company will provide you with compensation equal to six months’ base salary. This severance will be paid on the Company’s regular pay date or dates of each month after termination for a total of six months. Subject to your execution of MERIX’ release form, you will also continue to receive the medical and dental coverage you were receiving prior to your termination for six months, subject to the availability of such plans to non-employees. You will continue to be obligated to pay your portion of dependent premiums for such coverage. For purposes of this employee action form agreement, “cause” shall be defined as set forth in Exhibit A attached to this form.

Employee’s Comments:

Date Action Discussed with Employee	Employee’s Signature

Supervisor’s Signature	Action Acknowledged By
	Human Resources	Dept. Dir./VP	CEO/CFO	Payroll

Exhibit A

“Cause” shall mean:

(a) your failure to diligently and properly perform your duties for the Company,

(b) your misappropriation or unauthorized use of the Company’s tangible or intangible property, or breach of the Confidentiality and Inventions Agreement;

(c) any material failure to comply with the Company’s policies or any other policies and/or directives of the Board;

(d) your use of illegal drugs or any illegal substance, or your use of alcohol in any manner that materially interferes with the performance of your duties under this Agreement;

(e) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by you which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(f) your failure to fully disclose any material conflict of interest you may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company,

(g) any adverse action or omission by you which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it; or

(h) your violation of the Company’s policies prohibiting harassment or unlawful discrimination.

MERIX BIOSCIENCE, INC.

March 30, 2011

Mr. Jeffrey Abbey

Re:	Amendment 2 to August 19, 2002 Offer Letter

Dear Mr, Abbey:

This letter is an Amendment (the “Amendment”) to the employment offer letter dated August 19, 2002 (“Offer Letter”) between you and Argos Therapeutics, Inc. (formerly known as MERIX Bioscience, Inc.) (the “Company”), as such letter was previously amended by an Employee Action Form dated February 19, 2004 (“Amendment 1”). This Amendment shall become effective as of March 30, 2011.

Paragraph 2 of the Employee Action Form, as amended, shall be further amended and restated in its entirety as follows:

If the Company terminates your employment without “cause” (as defined in Exhibit A (incorporated herein by reference) and as determined by the Argos Therapeutics, Inc. Board of Directors or Compensation Committee in its sole discretion), the Company will provide you with compensation equal to 9 months’ base salary if you first execute and do not revoke the Company’s standard release within the time period specified by the Company at the time of termination, but in any event within 60 days of the termination date (the “Release”). In addition, subject to your execution and non-revocation of the Release, you will also continue to receive the medical and dental coverage you were receiving prior to your termination for 9 months subject to (i) your properly electing and maintaining continued insurance through COBRA or its state law equivalent throughout such period, (ii) the availability of such plans to non-employees, and (iii) the Company’s continuing to sponsor such benefits for its employees generally. You will continue to be obligated to pay your portion of dependent premiums for such health and dental coverage. If those plans are not available to you as a non-employee or the Company does not continue to sponsor such benefits for its employees generally, then the Company will pay you a monthly amount equal to the portion of the premium it was paying on your behalf immediately prior to the termination date, subject to applicable tax withholdings and other deductions. These severance benefits will be paid on the Company’s regular pay date or dates of each month after termination for a total of 9 months commencing on the first regularly scheduled payroll date processed after you have executed, returned and not revoked the Release.

If your employment is terminated within 90 days prior to or within six (6) months following the consummation of a Change of Control (as defined in Exhibit A) by the Company without “cause”, you will continue to be eligible for severance benefits on the terms and conditions and at the times stated in the above paragraph except that you will be eligible for 15 months base salary and 15 months of benefits, subject to your satisfaction of all applicable conditions described in the preceding paragraph.

The severance benefits specified above are subject to the provisions of Exhibit A pertaining to Section 409A.

Except as set forth above or in any other written agreement between us, the remaining terms of the Offer Letter shall remain in full force and effect.

If the foregoing is acceptable, please so indicate by signing and dating this Amendment in the space provided below for your signature and return an executed original of this Amendment to the undersigned and we shall have an agreement governed by North Carolina law.

Sincerely,

ARGOS THERAPEUTICS, INC.

By:
Hubert Birner, Chairman of the Board

ACKNOWLEDGED AND AGREED TO THIS 30 DAY OF MARCH, 2011.

Jeffrey Abbey

EXHIBIT A

Definitions.

“Cause” shall be defined as set forth in Exhibit A of Amendment 1 to the Offer Letter.

A “Change of Control” shall be deemed to have occurred:

(A) If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company and other than any person that is a stockholder of the company as of December 31, 2010) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of (x) a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to fifty percent (50%) or more of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (y) a transaction in which the person acquires newly issued securities of the Company in exchange for a bona fide investment in the Company.

(B) Upon the consummation of (1) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than fifty percent (50%) of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (2) a sale or other disposition of all or substantially all of the assets of the Company

For purposes of clarity, the severance benefits for which you are eligible pursuant to Amendment 2 (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether the Severance Benefits (or any other provision related to your compensation from the Company) contravene Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A. To the extent Amendment 2 contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), your rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution. To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish your entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which your employment terminated unless another time period is applicable. If you are a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of your “separation from service” as defined in Section 409 A, or (ii) the date of your death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement. The Company makes no representation that any payment it makes to you will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this letter agreement as may be necessary or advisable to permit the it to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.